EXHIBIT 1
                                    AGREEMENT

           This will confirm the agreement by and among all the undersigned that Amendment Number 12 to the Schedule 13D filed on or about this date with respect to the beneficial ownership of the undersigned of common shares of Allcity Insurance Company is being filed on behalf of each of the entities named below. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:   November 13, 2003



LEUCADIA NATIONAL CORPORATION             PHLCORP, INC.


By: /s/ Joseph A. Orlando                 By: /s/ Joseph A. Orlando
    ----------------------------                 ------------------------------
Name:  Joseph A. Orlando                  Name:   Joseph A. Orlando
Title: Vice President and Chief           Title:  Vice President
       Financial Officer


EMPIRE INSURANCE COMPANY                  BELLPET, INC.


By: /s/ Douglas Whitenack                 By: /s/ Corinne Maki
    ----------------------------                --------------------------------
Name:  Douglas Whitenack                  Name:   Corinne Maki
Title: Chief Financial Officer            Title:  Vice President, Secretary and
                                                  Controller


BALDWIN ENTERPRISES, INC.                 330 MAD PARENT. PARENT CORP.


By: /s/ Joseph A. Orlando                 By:     /s/ Corinne Maki
    ----------------------------                --------------------------------
Name:  Joseph A. Orlando                  Name:   Corinne Maki
Title: Vice President                     Title:  Vice President, Secretary and
                                                  Controller


WMAC INVESTMENT CORPORATION


By: /s/ Joseph A. Orlando
    ----------------------------
Name:  Joseph A. Orlando
Title: Vice President